Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Reports Record Earnings for 2011

Roanoke, VA (February 6, 2012) – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, reported a net profit of $430,000 for the 4th quarter of 2011 and a net profit of $1.92 million for the year ended December 31, 2011. This compares to a loss of $1.77 million for the 4th quarter of 2010 and a $3.9 million loss for the year ended December 31, 2010. After net accumulated dividends on preferred stock of $151,000 for the quarter and $604,000 for the year, the Company had a net profit available to common shareholders of $279,000 or $0.09 per share for the quarter and $1.32 million or $0.41 per share for the year ended December 31, 2011, compared to a net loss of $1.92 million or $(0.59) per share for the 4th quarter of 2010 and a net loss of $4.48 million or $(1.38) per share for the year in 2010.

“We are very pleased with the significant improvement in our operating results for 2011 and the continued stabilization and improvement in our asset quality. This accomplishment during a very lackluster economic environment and a period of increased margin compression is particularly noteworthy,” stated Susan Still, President.

The Net Interest Margin increased throughout the year contributing to strong core earnings growth during 2011. A 54% increase in non-interest bearing deposits for the twelve months ended December 31, 2011, accompanied by an overall reduction in deposit costs during the year, were the primary contributors to the improved Net Interest Margin. Stabilization and improvement in loan quality was the other major contributor to the significant turnaround in profitability and record earnings during 2011. The provision for loan losses improved from $6.45 million in 2010 to $1.22 million in 2011. Earnings were further enhanced by maintaining loan yields, increasing non-interest income, and controlling non-interest expenses during 2011. Maintaining loan yields and continued improvement in funding costs for the twelfth consecutive quarter also resulted in a higher Net Interest Margin of 3.64% in the 4th quarter of 2011 vs. 3.33% for the 4th quarter of 2010.

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Non-interest income rebounded nicely during the 4th quarter of 2011 to $258,000 and $1.04 million for the year ended December 31, 2011 vs. $227,000 and $847,000, respectively, during the same periods of 2010. Residential mortgage income and service charges on deposit accounts increased 18% in the 4th quarter of 2011, reversing a previous drop in recurring non-interest income through the first nine months of 2011. $196,000 in securities gains earlier in the year also contributed to the total increase in non-interest income during 2011.

“Our focus during 2012 will remain on improving earnings through higher net interest margins, additional sources of non-interest income and continuing to proactively manage non-interest expenses and improving asset quality,” stated Still.

Balance Sheet

Total assets grew $8.1 million to $361.2 million at December 31, 2011 from $353.1 million at December 31, 2010. Lower loan demand and an increase in the Bank’s Other Real Estate Owned (OREO) during 2011 resulted in a 5.7% decrease in Total Loans outstanding from $264.1 million at December 31, 2010 to $249.1 million at December 31, 2011. Total Deposits grew from $300.5 million to $307.6 million at December 31, 2011. Total non-interest bearing deposits increased $9.4 million or 54% to $26.8 million at December 31, 2011 while interest bearing deposits, excluding time deposits, increased 18% during 2011. Historically lower interest rates have resulted in an increase in interest bearing transaction accounts versus longer term certificates of deposit.

“We are quite pleased with our significant increase in new customer relationships during 2011. During 2011 residents and business owners actively demonstrated their interest in banking local to receive the higher level of service and support that community banks provide, and HomeTown Bank is very pleased to be the recipient of many of these new relationships,” said President Still.

Total Equity increased $3.4 million during the year to $33.1 million at December 31, 2011. HomeTown Bankshares’ risk-based and tangible capital ratios continued to increase throughout 2011 with the Company remaining well above regulatory standards for well-capitalized banks.

Asset Quality

Loan quality continued to stabilize and improved nicely through the fourth quarter of 2011 with the level of nonperforming loans decreasing $1.65 million during 2011, amounting to 0.82% of Total Loans at December 31, 2011 vs. 1.39% at December 31, 2010. Aggressive pursuit of troubled loans and foreclosed properties resulted in the Bank’s Other Real Estate Owned (OREO) increasing $6.62 million during 2011. Net

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charge-offs thru December 31, 2011 amounted to $2.47 million or .99% of Total Loans vs. $4.09 million or 1.55% of Total Loans at December 31, 2010. The Company’s Allowance for Loan Losses at December 31, 2011 amounted to $3.98 million or 1.60% of Total Loans vs. $5.23 million and 1.98% of Total Loans at December 31, 2010. Past Due Loans improved significantly throughout 2011, dropping from 4.05% of Total Loans at December 31, 2010 to 1.02% of Total Loans at December 31, 2011.

“We continued to make significant progress in asset quality throughout 2011, in spite of the very slow economic recovery,” stated Still. “A primary focus for 2012 is to prudently grow the loan portfolio and actively serve our customers while continuing to improve and maintain sound asset quality,” she continued.

HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements. “Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

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HOMETOWN BANKSHARES CORPORATION

Consolidated Balance Sheets

December 31, 2011 and 2010

In Thousands, Except Share and Per Share Data	Unaudited December 31, 2011	December 31, 2010
Assets
Cash and due from banks	$12,529	$4,479
Federal funds sold	10,363	20,876
Securities available for sale, at fair value	69,207	51,603
Restricted equity securities	2,390	2,579
Loans, net of allowance for loan losses of $3,979 in 2011 and $5,228 in 2010	245,100	258,878
Property and equipment, net	9,582	8,772
Other real estate owned	9,562	2,976
Other assets	2,442	2,941

Total assets	$361,175	$353,104

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$26,822	$17,411
Interest-bearing	280,814	283,082

Total deposits	307,636	300,493
Short term borrowings	449	281
Federal Home Loan Bank borrowings	19,000	21,350
Other liabilities	1,002	1,324

Total liabilities	328,087	323,448

Commitments and contingencies	—	—
Stockholders’ Equity:

Total stockholders’ equity	33,088	29,656

Total liabilities and stockholders’ equity	$361,175	$353,104

HOMETOWN BANKSHARES CORPORATION

Consolidated Statements of Income

For the three months ended December 31, 2011 and 2010

	For the Year Ended December 31,
In Thousands, Except Share and Per Share Data	2011	2010
	(Unaudited)
Interest income:
Total interest income	$16,014	$16,186
Interest expense:
Total interest expense	4,334	5,438

Net interest income	11,680	10,748

Provision for loan losses	1,222	6,543

Net interest income after provision for loan losses	10,458	4,295
Noninterest income:
Total noninterest income	1,038	847
Noninterest expense:
Total noninterest expense	9,577	9,015

Net income (loss) before income taxes	1,919	(3,873)

Income tax expense	—	—

Net income (loss)	1,919	(3,873)

Dividends accumulated on preferred stock	534	534
Accretion of discount on preferred stock	70	68

Net income (loss) available to common shareholders	$1,315	$(4,475)

Income (loss) per common share, basic and diluted	$0.41	$(1.38)

Weighted average common shares outstanding	3,241,547	3,240,220

HOMETOWN BANKSHARES CORPORATION

Consolidated Statements of Income

For the three months ended December 31, 2011 and 2010

	For the Three Months December 31,
In Thousands, Except Share and Per Share Data	2011	2010
	(Unaudited)	(Unaudited)
Interest income:
Total interest income	$3,938	$4,086
Interest expense:
Total interest expense	899	1,282

Net interest income	3,039	2,804

Provision for loan losses	359	2,325

Net interest income after provision for loan losses	2,680	479
Noninterest income:
Total noninterest income	259	150
Noninterest expense:
Total noninterest expense	2,509	2,397

Net income (loss) before income taxes	430	(1,768)

Income tax expense	—	—

Net income (loss)	430	(1,768)

Dividends accumulated on preferred stock	134	134
Accretion of discount on preferred stock	17	17

Net income (loss) available to common shareholders	$279	$(1,919)

Income (loss) per common share, basic and diluted	$0.09	$(0.59)

Weighted average common shares outstanding	3,241,547	3,241,547